MICHIGAN DEPARTMENT OF COMMERCE - CORPORATION AND SECURITIES BUREAU Filed June 1, 1994

Certificate of Merger

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporations execute the following Certificate:

1. The Plan of Merger is as follows:
    a. The name of each constituent corporation and its corporation identification number (CID) is:
        EMPIRE BANC CORPORATION               627-246
        MICHIGAN EMPIRE BANC CORPORATION      070-234

b.  The name of the surviving corporation and its corporation identification number (CID) is:
        MICHIGAN EMPIRE BANC CORPORATION which name will by virtue of the merger
        be changed to "EMPIRE BANC CORPORATION"    070-234

c.  For each constituent corporation, state:

                           Designation and
                        number of outstanding   Indicate class or   Indicate class or
                         shares in each class    series of shares    series entitled
Name of Corporation          or series           entitled to vote  to vote as a class

Empire Banc Corporation    1,304,302 common           common              none

Michigan Empire
Banc Corporation               1,000 common            none               none

d. The terms and conditions of the proposed merger, including the manner and basis of converting the shares of each constituent corporation into shares, bonds, or other securities of the surviving corporation, or into cash or other consideration, are as follows:

 See Exhibit A hereto.

e. The amendments to the Articles of Incorporation of the surviving corporation to be effected by the merger are as follows:

 The name of the Surviving Corporation is changed from Michigan Empire Banc Corporation to "Empire Banc Corporation."

f.  Other provisions with respect to the merger are as follows:

 See Exhibit A hereto.

2. This merger is permitted by the laws of the State of Delaware, the jurisdiction under which Empire Banc Corporation is formed and the plan of merger was adopted and approved by such corporation pursuant to and in accordance with the laws of that jurisdiction.

3. The number of outstanding shares of each class of the subsidiary corporation and the number of shares of each class owned by the parent corporation is as follows:

                                 Total shares           Share owned by
            Class                 outstanding          parent corporation

            Common                   1,000                  1,000


4. N/A

5. The consent to the merger by the shareholders of the parent corporation was obtained.

6. The merger shall be effective on the 1st day of June, 1994


Signed this 27th day of May, 1994

Empire Banc Corporation

By    /s/ William T. Fitzgerald, Jr.
      ------------------------------
   William T. Fitzgerald, Jr.
   Vice President

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into as of January 27, 1994, between Empire Banc Corporation, a Delaware Corporation ("Delaware Empire"), and Michigan Empire Banc Corporation, a Michigan corporation, ("Michigan Empire"). Delaware Empire and Michigan Empire are hereinafter sometimes collectively referred to as the "Constituent Corporations".

RECITALS

Delaware Empire is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. As of January 27, 1994, the authorized capital stock of Delaware Empire consists of 5,000,000 shares of common stock, $5.00 par value per share ("Delaware Empire Common Stock"), of which 1,299,302 were issued and outstanding, and 2,000,000 shares of preferred stock, $1.00 par value per share, of which 50,000 shares have been designated as Series A Junior Participating Preferred Stock, none of which are issued and outstanding. All shares of Delaware Empire Common Stock issued and outstanding shall be entitled to vote with respect to this Agreement and Plan of Merger. The number of shares of Delaware Empire Common Stock are subject to change prior to the Effective Time by issuance of additional shares as may be authorized by the Board of Directors of Delaware Empire, from time to time, or pursuant to various employee benefit plans of Delaware Empire. The number of shares of Delaware Empire Series A Participating Preferred Stock is not subject to change prior to the Effective Time.

Michigan Empire is a corporation duly organized and validly existing under the laws of the State of Michigan. As of the date hereof, the authorized capital of Michigan Empire consists of 5,000,000 shares of common stock, $5.00 par value per share ("Michigan Empire Common Stock") of which 1,000 shares are issued and outstanding, and 2,000,000 shares of Preferred Stock, $1.00 par value per share, of which 50,000 shares have been designated as Series A Junior Participating Preferred Stock, none of which were issued and outstanding. No such issued and outstanding shares are entitled to vote with respect to this Agreement and Plan of Merger. The number of shares is not subject to change prior to the Effective Time.

The respective Boards of Directors of Michigan Empire and Delaware Empire deem the Merger advisable and in the best interests of each such corporation and their respective shareholders. The respective Boards of Directors of Michigan Empire and Delaware Empire, by resolutions duly adopted, have approved this Agreement and Plan of Merger, and this Agreement and Plan of Merger shall be submitted to and approved by the requisite vote of Delaware Empire's shareholders.

Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby covenant and agree as follows:

ARTICLE I

1.01 Merger of Delaware Empire into Michigan Empire. Delaware Empire shall be merged into Michigan Empire (Michigan Empire is sometimes hereinafter referred to as the "Surviving Corporation") upon the filing of the appropriate Certificates of Merger with the Michigan Department of Commerce and the Delaware Secretary of State, hereinafter referred to as the "Effective Time," unless some other date or time is agreed to by the parties. The separate corporate existence of Delaware Empire shall thereupon cease and Michigan Empire shall be the surviving corporation.

1.02 Effect of the Merger.  From and after the Effective Time:
(a) The separate existence of the Delaware Empire shall cease and be merged into one, the Surviving Corporation, which shall possess all of the rights, privileges, immunities, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties, of each of Delaware Empire and Michigan Empire; and all singular rights, privileges, immunities, powers and franchises of each of Delaware Empire and Michigan Empire, and all property, real, personal and mixed, and all debts due to either Delaware Empire or Michigan Empire on whatever account, including subscriptions to shares, and all other things in action or belonging to each of Delaware Empire and Michigan Empire shall be vested in Surviving Corporation; and all property, rights, privileges, immunities, powers, and franchises, and all and every interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of Delaware Empire and Michigan Empire and the title to any real estate, or interest therein, vested by deed or otherwise, in either of Delaware Empire and Michigan Empire shall not revert or be in any way impaired by reason of the Merger.

(b) All rights of creditors and all liens upon any property of Delaware
Empire or Michigan Empire shall be preserved unimpaired and all debts, liabilities and duties of Delaware Empire or Michigan Empire shall thenceforth attach to the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; provided, however, that all such liens shall attach only to those assets to which they were attached prior to the Effective Time.

(c) Any action or proceeding, whether civil, criminal or administrative, pending by or against either Delaware Empire or Michigan Empire shall be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted as a party in such action or proceeding in place of Delaware Empire or Michigan Empire.


1.03 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a)vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of Delaware Empire acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Agreement and Plan of Merger, Delaware Empire and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement and Plan of Merger; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Delaware Empire or otherwise to take any and all such action.

ARTICLE II

2.01 Name.  The name of the Surviving Corporation shall be Empire Banc
Corporation.

2.02 Articles of Incorporation. From and after the Effective Time, the Articles of Incorporation of Michigan Empire shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with law.

2.03 Bylaws. The Bylaws of Michigan Empire, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until duly amended in accordance with law.

2.04 Directors and Officers. The directors and officers of Delaware Empire immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

ARTICLE III
3.01 Manner and Basis of Converting Shares of Michigan Empire Common Stock. At the Effective Time, each share of Michigan Empire Common Stock that is validly issued and outstanding immediately prior to the Effective Time shall canceled and returned to the status of authorized but unissued shares.

3.01 Manner and Basis of Converting Shares of Delaware Empire Common Stock. Each share of Delaware Empire Common Stock that is validly issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be converted into and shall represent the right to receive and be exchangeable for one (1) fully paid and nonassessable share of Michigan Empire Common Stock, par value $5.00 per share.

3.03 Manner and Basis of Converting Stock Options and Other Rights. Each stock option and any other rights to purchase shares of Delaware Empire
Common Stock granted by Delaware Empire under or subject to the Empire Banc Corporation Stock Option Plan of 1988 (the "Stock Option Plan") any of the stock option plans of Delaware Empire or pursuant to the Rights Agreement between Delaware Empire and Empire National Bank dated as of December 19, 1990 (the "Rights Agreement") and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a stock option or right to purchase, upon the same terms and conditions, the number of shares of Delaware Empire Common Stock (subject to future adjustment as provided in the governing stock option plan or the Rights Agreement) which is equal to the number of shares of Delaware Empire Common Stock which the holder thereof would have received had such holder exercised the option or right in full immediately prior to the Effective Time (whether or not such option or right was then exercisable). The price per share payable upon exercise under each of said options or rights shall (subject to future adjustment as provided in the governing stock option plan or Rights Agreement) be equal to the exercise price per share thereunder immediately prior to the Effective Time.

ARTICLE IV
4.01 Exchange.
(a) After the Effective Time, each certificate theretofore representing shares of Delaware Empire Common Stock and/or rights to purchase shares of Delaware Empire Common Stock shall for all purposes evidence ownership of and represent the same number of shares of Michigan Empire Common Stock and/or rights, as the case may be, and the registered owner on the books and records of Michigan Empire or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Michigan Empire or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of Michigan Empire evidenced by such outstanding certificate as above provided.

(b) At any time on or after the Effective Time, any holder of certificates theretofore evidencing ownership of shares of Delaware Empire Common Stock and/or rights to purchase shares of Delaware Empire Common
Stock will be entitled, upon surrender of such certificates to the transfer and/or rights agent of the Surviving Corporation, to receive in exchange therefor one or more new certificates evidencing ownership of the number of shares of Michigan Empire Common Stock and/or rights into which such Delaware Empire Common Stock and/or rights shall have been converted in the Merger, except that separate certificates for rights pursuant to the Rights Agreement shall be issued only in the circumstances contemplated by the Rights Agreement. If any certificate representing shares of Michigan Empire Common Stock and/or rights is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the transfer and/or rights agent (if separate certificates for common share purchase rights have been issued) any transfer or other taxes required by reason of the issuance of a certificate representing shares of Michigan Empire Common Stock and/or rights in any name other than that of the registered holder of the certificate surrendered, or otherwise required, or shall establish to the satisfaction of the transfer and/or rights agent that such tax has been paid or is not payable.

4.02 Option Rights and Rights Agreements. At the Effective Time, Michigan Empire will assume and continue the Rights Agreement and the rights thereunder and will also assume and continue the Stock Option Plan and all other agreements pursuant to which stock of Delaware Empire may be issued from time to time, and the Stock Option Plan and such agreements, and all outstanding stock options and rights thereunder, shall immediately prior to the Effective Time be automatically amended to the extent necessary to permit continuance of the Rights Agreement, the Stock Option Plan and such other agreements and continuance and conversion of said stock options and rights into those of Michigan Empire following of the Merger, notwithstanding any provisions to the contrary contained therein.

4.03 Other Employee Benefit Plans. At the Effective Time, Michigan Empire will assume all obligations of Delaware Empire under any and all other employee benefit plans or incentive compensation plans in effect as of the Effective Time or with respect to which employee rights or accrued benefits are outstanding as of the Effective Time and all such plans shall continue to be plans of Michigan Empire as the Surviving Corporation.

ARTICLE V

The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement and Plan of Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time:

5.01 Approval by Affirmative Vote of Shareholders. This Agreement and Plan of Merger shall have been duly approved, confirmed and ratified by the requisite vote of the shareholders of Delaware Empire.

5.02 Approvals. All actions, consents or approvals, governmental or otherwise, which are, or in the opinion of counsel for Delaware Empire or Michigan Empire may be, necessary to permit or enable Michigan Empire, upon and after the merger, to conduct all or any part of the activity and business of Delaware Empire, in the manner in which such activity and business is conducted up to the Effective Time, shall have been obtained without any conditions which in the reasonable opinion of Delaware Empire or Michigan Empire are materially adverse, and shall not have been withdrawn or stayed.

ARTICLE VI
6.01 Counterparts. This Agreement and Plan of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

6.02 Governing Law. This Agreement and plan of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Michigan.

6.03 Amendment. Subject to applicable law, this Agreement and Plan of Merger may be amended, modified or supplemented only by written agreement of Delaware Empire and Michigan Empire, by their respective officers thereunto duly authorized, at any time prior to the Effective Time.

6.04 Waiver. Any of the terms or conditions of this Agreement and Plan of Merger may be waived at any time by whichever of the constituent Corporations is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such Constituent Corporation.

6.05 Termination. This Agreement and Plan of Merger shall terminate by resolution adopted by each of the Boards of Directors of Delaware Empire and Michigan Empire, whether before or after shareholders' approval of this Agreement and Plan of Merger, or on such earlier date, if any of the conditions to the obligations of the parties hereto shall have become impossible of fulfillment unless such condition is waived by the parties hereto, and there shall be no liability on the part of any of the parties hereto upon such termination (or any of their respective directors or officers).

IN WITNESS WHEREOF, each of the Constituent Corporations have caused this Agreement and Plan of Merger to be executed on their behalf by their officers hereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first above written.

ATTEST:                                     EMPIRE BANC CORPORATION

By:  /s/ William T. Fitzgerald, Jr.         By:  /s/ James E. Dutmers, Jr.
     ------------------------------             --------------------------
     William T. Fitzgerald, Jr.                 James E. Dutmers, Jr.
     Secretary                                  Chairman and Chief
                                                Executive Officer

State of Michigan         )
                          ) ss:
County of Grand Traverse  )

On this 27th day of January, 1994, before me appeared the above-signed Officers, who being duly sworn, deposed and said that they are officers of Empire Banc Corporation, and are duly authorized by its Board of Directors to sign, affirm and verify this Agreement and Plan of Merger and that this Agreement and Plan of Merger has been approved by all requisite action of the Board of Directors of Empire Banc Corporation and this Agreement and Plan of Merger is the act and deed of the Corporation and the facts stated herein are true to the best of their knowledge.


                                    /s/ Susan E. Richardson
                                    ----------------------------------
                                    Susan E. Richardson, Notary Public
                                    Leelanau County, Michigan
                                    Acting in Gr. Traverse Co., Michigan
                                    My Commission Expire: 3-14-1995

ATTEST:                                     MICHIGAN EMPIRE BANC CORPORATION

By:  /s/ William T. Fitzgerald, Jr.         By:  /s/ James E. Dutmers, Jr.
     ------------------------------             --------------------------
     William T. Fitzgerald, Jr.                 James E. Dutmers, Jr.
     Secretary                                  Chairman and Chief
                                                Executive Officer


State of Michigan         )
                          ) ss:
County of Grand Traverse  )

On this 27th day of January, 1994, before me appeared the above-signed officers, who being first duly sworn, deposed and said that they are officers of Michigan Empire Banc Corporation and are duly authorized by its Board of Directors to sign, affirm and verify this Agreement and Plan of Merger and this Agreement and Plan of Merger has been approved by all requisite action of the Board of Directors of Michigan Empire Banc Corporation and this Agreement and Plan of Merger is the act and deed of the Corporation and the facts stated herein are true to the best of their knowledge.


                                    /s/ Susan E. Richardson
                                    ----------------------------------
                                    Susan E. Richardson, Notary Public
                                    Leelanau County, Michigan
                                    Acting in Gr. Traverse Co., Michigan
                                    My Commission Expire: 3-14-1995